Exhibit 99.1

STABILIS SOLUTIONS ANNOUNCES AWARD OF LONG-TERM MARINE BUNKERING AGREEMENT

TO ANCHOR ITS GULF COAST EXPANSION

Houston, October 9, 2025 -- Stabilis Solutions, Inc., ("Stabilis" or the "Company") (Nasdaq: SLNG), a leading provider of clean energy production, storage, and delivery solutions, today announced that it has entered into a 10-year agreement with a leading investment-grade global marine operator to supply Liquefied Natural Gas (“LNG”) for their marine bunkering operations at the Port of Galveston.

The long-term agreement marks the Company’s first marine bunkering contract for liquefaction supply from its planned expansion along the Texas Gulf Coast. This milestone enables the Company to advance development of a new flagship waterfront LNG liquefaction facility, together with related marine logistics infrastructure, in Galveston, Texas.

NEW LONG-TERM MARINE BUNKERING AGREEMENT

Stabilis has executed a 10-year bunkering agreement, to supply approximately 50 million gallons (or 188,000 cubic meters) per year of LNG for marine bunkering operations in the Port of Galveston. Deliveries under the agreement are expected to commence in the fourth quarter of 2027, subject to the successful financing and construction of the Galveston LNG facility and other conditions precedent.

Under the terms of the agreement, Stabilis is required, among other things, to finalize project financing by the first quarter 2026 and complete construction on the Galveston LNG facility by the second quarter 2028.

GALVESTON LNG LIQUEFACTION PROJECT

The proposed Galveston LNG facility is expected to be a 350,000 gallon-per-day waterfront LNG liquefaction facility. Upon completion, the facility is anticipated to increase Stabilis’ liquefaction capacity from 130,000 gallons-per-day from its two existing liquefaction facilities to 480,000 gallons-per-day. The new facility will be strategically located to continue to serve Stabilis’ cruise customers as well as additional marine end markets such as container ships, car carriers, tankers, and bulk carriers in the Port of Galveston, Port of Houston, and surrounding Gulf Coast markets. The bunkering agreement represents approximately 40% of the Galveston LNG facility’s planned capacity and provides a key anchor contract to advance the project.

With the construction of its new LNG facility, Stabilis also plans to commission a dedicated Jones Act–compliant LNG bunkering vessel to serve the Port of Galveston. This vessel will transport LNG from the facility directly to waterborne customer vessels. Together, the new LNG facility and bunkering vessel are expected to create a fully integrated, last-mile LNG delivery solution for customers.

The Company has identified a site for the new facility and has completed initial front-end-engineering and design activities. The Company expects to complete the necessary financing and begin construction of the plant in early 2026.

Evercore is serving as financial advisor to Stabilis in the financing and structuring of this transaction.

MANAGEMENT COMMENTARY

“Our new 10-year bunkering agreement marks a transformational milestone for Stabilis, one that secures the commercial scale required to advance our investment in liquefaction capacity on the Gulf Coast,” stated Casey Crenshaw, Executive Chairman and Interim President & Chief Executive Officer. “Once the Galveston LNG facility comes online, anticipated in late 2027, it will become our largest liquefaction plant by capacity, significantly increasing our market presence within the Gulf Coast while meeting growing customer demand for reliable, clean marine LNG fueling solutions.”

“In addition to our newly contracted bunkering agreement, Stabilis is also in advanced discussions and negotiations with a diverse base of customers seeking to source LNG from our Galveston LNG facility,” continued Crenshaw. “Importantly, this long-term bunkering agreement secures 40% of the planned capacity at the Galveston LNG facility, and we remain in active discussions to contract the remaining capacity.”

“As we advance toward FID on the Galveston LNG facility, we intend to maintain our balance sheet discipline and return-driven approach toward capital allocation,” continued Crenshaw. “To that end, we are actively engaged with our advisors in finalizing the optimal structure to support this important expansionary phase for Stabilis, consistent with our long-term focus on value creation for both our customers and shareholders.”

ABOUT STABILIS SOLUTIONS

Stabilis Solutions (Nasdaq: SLNG) is a leading provider of clean energy production, storage, and delivery solutions to multiple end markets. To learn more, visit www.stabilis-solutions.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “can,” “believes,” “feels,” “anticipates,” “expects,” “could,” “will,” “plan,” “may,” “should,” “predicts,” “potential,” “outlook” and similar expressions are intended to identify such forward-looking statements.

Such forward-looking statements relate to future events or future performance, but reflect our current beliefs, based on information currently available. Most of these factors are outside our control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, availability of financing, ability to achieve the conditions precedent to the bunkering agreement, ability to achieve additional offtake necessary for FID, construction delays or cost overruns, regulatory or other legal impediments, and general economic conditions.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2025 which is available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilis-solutions.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

CORPORATE CONTACT

Andrew Puhala

Chief Financial Officer

ir@stabilis-solutions.com